Exhibit 21



                 SUBSIDIARIES OF FIRST INDIANA CORPORATION AND

                               FIRST INDIANA BANK

   First Indiana Corporation's wholly owned subsidiary is First Indiana Bank, which is organized under the laws of the United States.

   First Indiana Bank has the following direct and indirect subsidiaries:


Name                                           State of Incorporation

   One Mortgage Corporation                        Indiana

   One Investment Corporation                      Delaware

   One Property Corporation                        Indiana

   Pioneer Service Corporation                     Indiana